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Stock Symbols:                                Investor Contacts:
NYSE:    LWN                                  Paul Wagler, Senior Vice
TSE:     LWN                                  President, Finance
ME:      LWN                                  Dwight Hawes,
                                              Vice President, Finance
                                              The Loewen Group Inc.
                                              Tel: (800) 347-7010

                                              Media Contacts:
                                              Dave Laundy, Vice President,
                                              Communications
                                              The Loewen Group Inc.
                                              Tel: (604) 293-7857

                                              Thomas C. Franco
                                              Broadgate Consultants, Inc.
                                              (212) 229-2222

                             FOR IMMEDIATE RELEASE
                             ---------------------

PENNSYLVANIA ATTORNEY GENERAL STARTS ANTITRUST PROBE OF SERVICE CORPORATION'S PROPOSED ACQUISITION OF LOEWEN GROUP

                     ______________________________________

VANCOUVER, October 14, 1996 -- The Loewen Group Inc. (NYSE, TSE, ME: LWN) announced today that the Commonwealth of Pennsylvania's Office of the Attorney General has commenced an investigation of the proposed acquisition of Loewen by Service Corporation International (SCI).

In a letter to The Loewen Group, the Deputy Attorney General, Antitrust Section indicated concern about the potential anticompetitive impact the proposed acquisition may have in the Commonwealth of Pennsylvania. The letter also indicated that the Attorney General's office was "very interested in coordinating its investigation with any investigation that may be conducted by the FTC." The Office of the Attorney General has authority under the federal antitrust laws to review potentially anticompetivie mergers that may affect Pennsylvania's general economy.

The anti-competitive effects of the proposal are already being reviewed by the FTC and have prompted regulatory scrutiny in numerous states, including New York, Florida, Hawaii, Texas, California and Tennessee. In addition, the Canadian Competition Bureau is investigating the effects of the proposal under the Canadian Competition Act, and in that respect has made a request for information from the Company.

Last Thursday, Loewen announced that it had filed an antitrust lawsuit in the United States District Court for the Eastern District of New York against SCI and Equity Corporation International, of


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which SCI owns approximately 40%.  The lawsuit alleges SCI's proposed acquisition would, if successful, substantially lessen competition in the markets for locally-offered funeral and cemetery services, "pre-need" funeral services, and the funeral home and cemetery acquisition markets. The complaint alleges that SCI and Equity Corporation International are "co-conspirators" in actions that are designed to eliminate Loewen as a competitive factor.

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